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                                                                     EXHIBIT 8.1

                        [Letterhead of White & Case LLP]

August 22, 2001


Burlington Resources Inc.
5051 Westheimer
Houston, Texas  77056-2124

Re: Burlington Resources Finance Company $178,000,000 6.4% Notes due August 15, 2011 and $575,000,000 7.2% Notes due August 15, 2031

Ladies and Gentlemen:

         We have acted as special United States tax counsel to Burlington Resources Inc. ("Burlington Resources"), a corporation organized under the laws of Delaware, and Burlington Resources Finance Company, an unlimited liability company organized under the laws of Nova Scotia, Canada, in connection with the issuance by Burlington Resources Finance Company of the $178,000,000 6.4% Notes due August 15, 2011 and $575,000,000 7.2% Notes due August 15, 2031 (together the "Notes"), which are irrevocably and unconditionally guaranteed by Burlington Resources. At your request, we are rendering our opinion concerning the principal United States federal income tax consequences regarding the issuance of the Notes. In connection therewith, we reviewed copies of the registration statement, and each amendment thereto (Registration No. 333-61600) (such registration statement, together with each document incorporated by reference therein, the "Registration Statement"), as well as the related forms of the Indenture, Guarantee Agreement and Notes.

         This opinion letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the obligations contained in the operative documents for the Notes described in the prospectus dated June 27, 2001 (the "Prospectus") forming a part of the Registration Statement and the prospectus supplement dated August 17, 2001 supplementing such Prospectus (the "Prospectus Supplement") to which this opinion relates will be performed in accordance with the terms described therein.

         Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Prospectus Supplement under the caption "United States Federal Income Tax Considerations."

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Burlington Resources Inc.
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         We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

         We hereby consent to the filing of this opinion as an exhibit to a Form 8-K to be incorporated by reference into the Registration Statement and the reference to us under the caption "United States Federal Income Tax Considerations" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                       Very truly yours,


                                       /s/ WHITE & CASE LLP